EXPENSE REDUCTION AGREEMENT

This EXPENSE REDUCTION AGREEMENT is made as of _________, 200_ by Hatteras Capital Distributors, LLC (the "Placement Agent").

              WHEREAS, Hatteras Global Private Equity Partners, LLC (the "Fund") is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Placement Agent serves as the Placement Agent to the Fund, pursuant to a Placement Agent Agreement dated ___________, 200_ (the "Agreement"), and;

         WHEREAS, the Placement Agent desires to reduce its contractual fee rates under the Agreement for the Fund; and

         WHEREAS, the Placement Agent represents that the quality and quantity of its services under the Agreement will not be affected by this commitment and that its obligations under the Agreement will remain unchanged in all respects.

         NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, the Placement Agent, intending to be legally bound, agrees as follows:

         1.    Effective the date hereof, for all services to be rendered and payments made pursuant to the Agreement, the Placement Agent will rebate to the Fund, in order to offset fund operating expenses, any amount it receives as a placement fee in excess of 2.00% for investments up to $499,999, in excess of 1.50% for investments of $500,000 to $999,999, in excess of 1.00% for investments of $1,000,000 to $4,999,999, and in excess of 0.00% for investments of $5,000,000 or more.

          2.   This Expense Reduction Agreement shall be attached to and made a part of the Agreement.

          3.   The Agreement shall continue in full force and effect as modified hereby.

         IN WITNESS WHEREOF, the Placement Agent has caused this instrument to be executed by its officers designated below as of the day and year first above written.

HATTERAS CAPITAL DISTRIBUTORS, LLC

Attest:	By:	/s/
(Authorized Officer)

Name:
Title:

Accepted and Agreed as of the Date
First Set Forth Above:

HATTERAS GLOBAL PRIVATE EQUITY PARTNERS, LLC

By:
Name:
Title: